Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2021, with respect to the consolidated financial statements and financial statement schedule II of Armstrong Flooring, Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

Our report refers to changes in the method of accounting for leases and revenue.

/s/ KPMG LLP

Philadelphia, PA

June 7, 2021